Exhibit 10.06

ALLEGHANY CORPORATION RETIREMENT PLAN

(As Amended Effective December 31, 2015)

This document sets forth the Alleghany Corporation Retirement Plan, as amended and restated (and further revised) effective as of December 31, 2015. The retirement benefit of any Participant who has a Separation from Service on or after January 1, 2016 shall be determined under the terms of this Plan as so amended and restated.

The Plan, as so amended and restated (and further revised), is intended to be a plan which is unfunded and is maintained by Alleghany Corporation primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees both within the meaning, and for the purposes, of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

The rights under the Plan of any person who retired or otherwise terminated employment with Alleghany Corporation before the effective date of a particular amendment shall be determined solely under the terms of the Plan as in effect on the date of such retirement or other termination of employment, without regard to such amendment, except that such person’s benefit under the Plan may be paid at such time, and in such form, as may be permitted under the terms of the Plan as in effect on the date as of which the payment of such person’s benefit commences.

Benefit accruals under the Plan shall cease for all Participants effective for all periods beginning after December 31, 2013, and each Participant’s benefit that has accrued under the Plan as of December 31, 2013 shall be frozen as of such date. For the sake of clarity, the cessation or freezing of benefit accruals means that no further Base Compensation or Years of Service shall be taken into account under Article IV of the Plan following such date so as to increase a Participant’s benefit that has accrued under the Plan as of December 31, 2013; provided, however, that Participants who continue in employment with Alleghany on or after December 31, 2013 shall have such periods of employment counted as Years of Service for vesting and early retirement purposes in accordance with the terms of the Plan.

Notwithstanding the foregoing, a Participant’s benefit that has accrued under the Plan as of December 31, 2013 shall never be less than the amount of such benefit in the normal form described in Section 4.01 of the Plan based on commencement of such accrued benefit at the Participant’s Normal Retirement Date or based on commencement at the Participant’s Late Retirement Date if, as of December 31, 2013, the Participant’s age is greater than age 65 and such Participant is employed by Alleghany, assuming that the Participant were to retire on the first Late Retirement Date following December 31, 2013.

The cessation or freezing of benefit accruals under the Plan is not intended to be construed as a plan termination nor as a distribution and liquidation of plan benefits. Accordingly, Participants’ benefits accrued under the Plan as of December 31, 2013 shall be distributed only in accordance with the Plan’s distribution provisions without regard to this Plan Amendment No. 1. Participant distribution elections remain in effect and may be changed only in accordance with Section 5.07 of the Plan. All Plan provisions which are not expressly amended by this Plan Amendment No. 1 remain in full force and effect and the Plan shall continue to comply to applicable provisions of Section 409A of the Internal

Revenue Code and related Treasury Regulations. Participants who are receiving benefit payments under the Plan as of December 31, 2013 shall continue to receive such benefit payments without regard to this Plan Amendment No. 1 subject to other applicable Plan terms. No new Participants shall be admitted to the Plan after December 31, 2013.”

ARTICLE I.

DEFINITIONS

1.01. “Actuarial Equivalent” means with respect to a retirement benefit, an equivalent amount or amounts computed using (i) the mortality table prescribed in Section 417(e)(3)(A)(ii)(I) of the Code and (ii) the interest rate prescribed by the Internal Revenue Service under Section 417(e)(3)(A)(ii)(II) of the Code for the month immediately preceding the month in which such Actuarial Equivalent is being determined.

For purpose of this Section 1.01, all references to Section 417(e)(3) of the Code shall be administered without regard to the effects enacted under the Pension Protection Act of 2006. In addition, at such time as the Internal Revenue Service ceases to publish the relevant interest rate, the determination of an Actuarial Equivalent shall instead be computed using the U.S. 30-year Treasury rate in effect at the close of the first business day of the month in which such Actuarial Equivalent is being determined.

Notwithstanding the foregoing, effective December 31, 2015, the mortality table used for the determination of Actuarial Equivalent shall instead be computed using the male and female mortality tables and projections scales adopted by Alleghany for purposes of measuring pension costs for the Plan under Financial Accounting Standards Board Accounting Standards Codification 715 (FASB ASC 715) as of the most recent measurement date preceding the month in which such Actuarial Equivalent is being determined. Such male and female mortality tables and projection scales shall be averaged (50%/50%) to result in a single unisex mortality table and projection scale for purposes of this Section 1.01.

1.02. “Alleghany” means Alleghany Corporation and, solely for purposes of determining the date of a Participant’s Termination of Employment (other than by reason of his ceasing to be an officer), includes any corporation or other person treated as a single employer with Alleghany Corporation under Section 414(b) or (c) of the Code.

1.03. “Annuity Starting Date” means the first day on which an amount is payable to the Participant in accordance with this Plan.

1.04. “Average Compensation” means, with respect to any Participant, the annual average of his Base Compensation for the three consecutive calendar years in the period of ten calendar years ending with the calendar year in which he has a Termination of Employment, which results in the highest such average.

1.05. “Base Compensation” means the annual base salary (or the annual rate of base salary if employed for less than a full calendar year) earned by an Employee for the calendar year (whether or not such compensation is currently payable or deferred) for his services as such, which base salary shall not include (by way of illustration and not limitation) any non cash compensation, any savings benefit amounts, any short-term or annual incentive compensation or bonuses, long term incentive bonuses, restricted stock or other extraordinary compensation, payments, allowances or reimbursements.

In the case of a Participant who becomes Totally Disabled, the Participant shall be treated as earning Base Compensation, for the period which begins on the date on which he becomes Totally Disabled, continues while he is Totally Disabled and which ends no later than his Normal Retirement Date, at an annual rate which is equal to his annual rate of base salary immediately prior to the date on which he becomes Totally Disabled. Such amount shall be adjusted on the first day of each Plan Year included in such period to take into account the percentage increase, if any, in the CPIU over the previous Plan Year. The “CPIU” is the U.S. City Average All Items Consumer Price Index for all Urban Consumers, published by the U.S. Department of Labor, Bureau of Labor Statistics, or any successor index designated by the Department of Labor.

1.06. “Beneficiary” means the person or persons last designated by a Participant, on a form provided by, and filed with, the Plan Administrator, to receive benefits under Article V following the Participant’s death. If all the persons so designated are individuals and if there is no such individual living at the death of the Participant, or if no such person has been designated, then the Participant’s Beneficiary shall be his estate.

1.07. “Board” means the Board of Directors of Alleghany or the Executive Committee thereof.

1.08. “Code” means the Internal Revenue Code of 1986, as amended.

1.09. “Committee” means the Compensation Committee of the Board.

1.10. “Early Retirement Date” means, with respect to any Participant, the first day of the calendar month coinciding with or next following the latest of (a) the date on which he incurs a Termination of Employment, (b) the date on which he attains age 55, (c) the date (not later than his Normal Retirement Date) elected by him (where such election is made in accordance with Section 5.07), or (d) completion of 5 years of service.

1.11. “Employee” means any individual in the employ of Alleghany. No person who is engaged by, or performs services for, Alleghany pursuant to any agreement or arrangement designating such engagement or services as that of a “consultant,” “independent contractor” or other words of similar meaning shall be deemed an Employee.

1.12. “Employment Commencement Date” means the first day on which an Employee is employed as a common-law employee by Alleghany.

1.13. “ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations thereunder, as from time to time amended and in effect.

1.14. “Frozen Accrued Benefit” shall mean the annual retirement benefit accrued by a Participant as of December 31, 2010 (or earlier as provided herein) under Section 4.01 of this Plan as in effect on December 31, 2010.

1.15. “Late Retirement Date” means the first day of the calendar month coinciding with or next following the date on which a Participant incurs a Termination of Employment after his Normal Retirement Date.

1.16. “Normal Retirement Date” means the first day of the calendar month coinciding with or next following the first date on which a Participant has attained at least age 65 and has completed at least 5 Years of Service.

1.17. “Participant” means an Employee who has been selected to participate in the Plan as provided in Article II or who has any accrued retirement benefits under the Plan which have not been distributed in full to him (or his Beneficiary).

1.18. “Plan” means the plan set forth herein as modified or amended from time to time.

1.19. “Plan Administrator” means the person serving from time to time as the Treasurer of Alleghany, or if no person is so serving at the time of reference, then Alleghany.

1.20. “Plan Year” means a calendar year.

1.21. “Separation from Service” shall mean the Participant’s termination of employment with Alleghany, its subsidiaries and each member of the controlled group (within the meaning of Sections 414(b) or (c) of the Code) of which Alleghany is a member. A Participant will not be treated as having a Separation from Service during any period for which the Participant’s employment relationship continues, such as a result of a leave of absence granted by Alleghany (consistent with the rules in Treasury Regulation Section 1.409A-1(h)(1)(i)), and whether a Separation from Service has occurred shall be determined by the Committee (on a basis consistent with rules under Section 409A of the Code) after consideration of all the facts and circumstances, including whether either no further services are to be performed or there is a permanent and substantial decrease (e.g., 80% or more) in the level of services to be performed (and the related amount of compensation to be received for such services) below the level of services previously performed (and compensation previously received).

1.22. “Spouse” shall mean the person to whom the Participant is lawfully married under applicable law at the time of reference.

1.23. “Termination of Employment” means and an Employee shall be treated as having incurred, a termination of employment as of the first date on which he ceases for any reason to be an officer of Alleghany, as provided in the By Laws of Alleghany. A Participant who becomes Totally Disabled shall not be treated as having incurred a Termination of Employment for any purpose of the Plan until the earliest of the date on which he ceases to be Totally

Disabled (assuming he does not resume his employment with Alleghany on such date), his Normal Retirement Date or the date of his death.

1.24. “Totally Disabled” means a physical and/or mental incapacity of such condition that it qualifies an individual (after the waiting period required thereunder) for benefits under the Alleghany Corporation Group Long Term Disability Plan, as in effect from time to time; provided, however, that a Participant shall for purposes of this Plan cease to be Totally Disabled as of the date the Participant’s retirement benefits commence under the Plan.

1.25. “Year of Service” shall mean as to any Participant, the number of whole or fractional periods of 12 consecutive months (such fraction being computed on the basis of complete months) which are included in the period which begins on the date on which he first became a Participant and which ends on the date of his final Termination of Employment (which, for the avoidance of doubt, shall include the period while he is Totally Disabled). The Board may, by resolution, grant additional Years of Service to a Participant for such period prior to the date he first became a Participant as the Board shall determine, which grant shall be set forth opposite the Participant’s name on Exhibit II attached hereto. Further, a Participant employed prior to the effective date of the Plan, January 1, 1989, shall be credited with that additional number of Years of Service which is set forth opposite his name on Exhibit I attached hereto.

ARTICLE II.

PARTICIPATION

2.01. Participation. Each Employee who has been elected by the Board to the position of an officer of Alleghany, as provided in the By Laws of Alleghany, and who is designated by the Board to participate in the Plan shall become a Participant effective on the later of his Employment Commencement Date or the date specified by the Board.

2.02. Re-Employment of Former Participant. If a Participant or former Participant who incurred a Termination of Employment shall again become an Employee and he is again designated by the Board to participate in the Plan, such Employee shall again become a Participant or resume his active participation in the Plan, as applicable, effective on the later of the date of his re-employment or the date specified by the Board. A Participant or former Participant who again becomes an Employee, but is not designated by the Board to participate in the Plan, shall not again become (or resume being) a Participant and his Years of Service and Base Compensation during his subsequent period of employment shall be disregarded in calculating his benefits under this Plan.

ARTICLE III.

VESTING AND BENEFIT ENTITLEMENT

3.01. Vesting and Entitlement. A Participant shall have a nonforfeitable right to 100 percent of, and shall be entitled to receive, his retirement benefit as determined pursuant to Article IV if he has completed at least 5 Years of Service.

3.02. Termination before Vesting. A Participant who terminates his employment with Alleghany before he has completed at least 5 Years of Service shall not be entitled to any retirement benefit under this Plan unless he is thereafter re employed by Alleghany and completes at least 5 Years of Service.

ARTICLE IV.

RETIREMENT BENEFITS

4.01. Retirement Benefit at Normal Retirement Date. The annual retirement benefit of a Participant, calculated as a monthly annuity which starts on the Participant’s Normal Retirement Date, is payable to the Participant for his life, and after the Participant’s death continues to the Participant’s Spouse, if any, for her life in the same monthly amount as was being received by the Participant, shall equal the greater of (x) the product of (i) 66.67% of the Participant’s Average Compensation, (ii) a fraction, not greater than one, the numerator of which is the number of his whole and fractional Years of Service and the denominator of which is 15 and (iii) an Actuarial Equivalent factor, not greater than 1, to reflect the additional value of the Spouse’s benefit on account of the number of years and months, if any, by which the Spouse is younger than the Participant or (y) the Participant’s Frozen Accrued Benefit.

4.02. Reduction for Prior Distributions. In the case of any Participant identified on Exhibit III who received a prior distribution of retirement benefits, the Participant’s annual retirement benefit otherwise payable under this Article IV in all cases shall be offset by the Actuarial Equivalent of amounts shown in Exhibit III.

4.03. Retirement Benefit at Late Retirement Date.

If a Participant terminates employment with Alleghany after his Normal Retirement Date, then such Participant shall be entitled to receive the greater of:

(a) the annual retirement benefit determined in accordance with the formula in Section 4.01, except that (x) the benefit described in clause (x) of Section 4.01 shall be based on the Participant’s Years of Service and Average Compensation calculated as of his Normal Retirement Date, and (y) if the Participant’s Normal Retirement Date occurred before December 31, 2010, the benefit in clause (y) of Section 4.01 shall be based upon the Frozen Accrued Benefit which the Participant accrued at his Normal Retirement Date (rather than at December 31, 2010) under the terms of this Plan as in effect on December 31, 2010, in either case reduced (if applicable) as set forth in Section 4.02, which benefit shall then be (i) increased from the Participant’s Normal Retirement Date until his Annuity Starting Date using the rate of interest in effect at the close of the first business day of each such calendar year for U.S. Treasury obligations with a then maturity date of one year and then (ii) increased or decreased, as the case may be, by the ratio of the Actuarial Equivalent lump sum factor as in effect on the Participant’s Normal Retirement Date to the Actuarial Equivalent lump sum factor as in effect on the Participant’s Late Retirement Date; or

(b) the annual retirement benefit determined in accordance with the formula in Section 4.01, (which in the case of the benefit described in clause (x) of Section 4.01 shall be based on all the Participant’s Years of Service and Average Compensation calculated as of his Late Retirement Date) reduced (if applicable) as set forth in Section 4.02.

4.04. Retirement Benefit at Early Retirement Date. The annual retirement benefit payable to a Participant whose retirement benefit commences prior to his Normal Retirement Date shall equal the annual retirement benefit determined in accordance with the formula in Section 4.01, further adjusted as follows:

(a) if the Participant terminated his employment with Alleghany either (i) on or after attaining age 55 and completing at least 20 Years of Service or (ii) on or after attaining age 60 and completing at least 10 Years of Service, then his annual retirement benefit shall be reduced by 3% for each year (interpolated for fractional years) by which his Annuity Starting Date is prior to the date he would attain his Normal Retirement Date;

(b) in all other cases, his annual retirement benefit shall be reduced by 6% for each year (interpolated for fractional years) by which his Annuity Starting Date is prior to the date he would attain his Normal Retirement Date; and

(c) reduced, if applicable, as set forth in Section 4.02.

ARTICLE V.

FORMS OF RETIREMENT BENEFITS

5.01. Calculation of Amount of Benefit Payments. The actual amount of a Participant’s retirement benefit distribution under this Article V in the form elected shall be the Actuarial Equivalent of the annual retirement benefit payable to the Participant as of the Participant’s Annuity Starting Date pursuant to Section 4.01, 4.03 or 4.04, as applicable to the Participant, including taking account of the actual age of the Participant’s Spouse, if any.

5.02. Automatic Form of Benefit.

(a) Unless he shall make a valid election to the contrary in accordance with the Plan, a Participant who is married on his Annuity Starting Date shall receive a retirement benefit for his life payable monthly beginning on his Annuity Starting Date, with such monthly annuity continued to the Participant’s Spouse (if she has survived him) for the remainder of her life in the same monthly amount as the Participant was receiving prior to his death. For purposes of this Plan, an individual will not be treated as the Participant’s Spouse unless she was lawfully married to the Participant on his Annuity Starting Date (or, in the case of a Participant’s death prior to his Annuity Starting Date, on his date of death).

(b) Unless he shall make a valid election to the contrary in accordance with the Plan, a Participant who is not married on his Annuity Starting Date shall receive his retirement benefit as monthly annuity payments which shall begin on his Annuity Starting Date and shall continue for as long as the Participant lives after payments begin.

5.03. Optional Forms. In lieu of the form of benefit provided for by Section 5.02, a Participant may elect as provided in the Plan to receive his retirement benefit in any of the following optional forms:

(a) a single life annuity option, under which the Participant’s retirement benefit shall consist of monthly payments which shall begin on his Annuity Starting Date and shall continue for as long as the Participant lives after payments begin;

(b) a period certain annuity option, under which the Participant shall receive a retirement benefit payable in equal monthly installments during his lifetime and ending with the payment due on the first day of the month in which the Participant’s death occurs, but with the provision that not less than 120 monthly installments shall be made to him and his Beneficiaries;

(c) a joint and survivor annuity option, under which a Participant shall receive a monthly retirement benefit for his life beginning on his Annuity Starting Date with a survivor annuity for the life of his Beneficiary which is equal to 50% or 100%, as he shall have elected, of the monthly benefit for the Participant’s life; or

(d) a lump sum option, under which the Participant shall receive a single lump sum payment equal to the retirement benefit to which he is then entitled.

5.04. Death Benefit for Spouse.

(a) If a Participant has completed at least 5 Years of Service, dies before his Annuity Starting Date and is survived by a Spouse (a “Surviving Spouse”), then his Surviving Spouse shall receive an annuity for the life of the Surviving Spouse which shall be the same as the amount of the benefit that would have been paid to such Surviving Spouse under Section 5.02(a) if (i) in the case of a Participant who dies after attaining age 55, the Participant had retired on the day before his death; or (ii) in the case of a Participant who dies on or before attaining age 55, the Participant had separated from service on the date of his death, survived until age 55, and retired at that time.

(b) In the case of a Participant who dies after attaining age 55, such benefit to the Surviving Spouse shall commence as of the first day of the month coinciding with or next following the date of the Participant’s death, or, in the case of a Participant who dies on or before attaining age 55, such benefit to the Surviving Spouse shall commence on the first day of the month coinciding with or next following the date the Participant would have attained age 55.

5.05. Commencement of Benefits; Payments to Specified Employees.

(a) Unless he shall elect to the contrary as provided herein, payment of a Participant’s retirement benefit shall commence on the first day of the calendar month coinciding with or next following the later of (x) the date the Participant has a Separation from Service or (y) the date the Participant attains his Normal Retirement Date.

(b) Notwithstanding any other provision of this Plan to the contrary, in the event that payment of the Participant’s retirement benefit under the Plan is based upon or attributable to the Participant’s Separation from Service and the Participant is at the time of the Participant’s Separation from Service a “Specified Employee,” then (i) payment of the Participant’s retirement benefits under this Plan shall commence as of the first day of the month that is more than six months after his Separation from Service, and (ii) the aggregate amount of any retirement benefit payments that would have been made to the Participant in the absence of clause (i) shall be paid to the Participant in a lump sum on the date the payment of his retirement benefit commences under clause (i) with interest on each such retirement benefit payment deferred from the date the payment was otherwise due until it is actually paid at the interest rate used to determine Actuarial Equivalences on the date such payment is actually made; provided, however, that if the Participant dies prior to the expiration of such six (6) month period, such deferred amount (and any interest thereon) shall be paid to the Participant’s Beneficiary and any survivor benefits under the option elected by the Participant shall be given effect (or, if a lump sum had been elected, the lump sum shall be paid to his Beneficiary). A Participant will be a “Specified Employee” for purposes of this Plan if, on the date of the Participant’s Separation from Service, the Participant is an individual who is, under the method of determination adopted by the Committee is designated as, or within the category of employees deemed to be, a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Committee shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

5.06. Initial Payment Elections.

(a) At any time within 30 days after an Employee is first designated as a Participant, the Participant may affirmatively elect (a “Payment Election”): (i) the form in which the Participant’s retirement benefit shall be paid, and (ii) the date or dates and/or event or events for the payment (in the case of a retirement benefit payable in a lump sum) or the commencement of the payment (in the case of a retirement benefit payable as an annuity) of his retirement benefit under the Plan (each such date or dates and/or event or events for payment or the commencement of the payment of a retirement benefit being referred to herein as a “Payment Date”). Each Payment Date must be objectively determinable, and while an Employee may amend or revise the Employee’s Payment Election at any time within the 30 day period after an Employee is first designated as a Participant, such Payment Election in effect on the close of business on such 30th day shall be irrevocable (except as specifically provided herein). Each Payment Date shall be the first day of the month that is, or next follows, (A) a specified time or the occurrence of an event that is objectively determinable (a “Specified Event Payment”), or (B) the date of the Participant’s Separation from Service (a “Separation from Service Payment”). A Participant may elect a Specified Event Payment or a Separation from Service Payment, or any combination of payment events, but if the Participant elects one or more payment events the Participant must specify whether payment is to commence on the earliest or latest to occur of the Specified Event Payment or the Separation from Service Payment.

(b) If a Participant has elected a Specified Event Payment and a Separation from Service Payment in the alternative, the Participant may also elect alternative forms of payment of his retirement benefit for the Specified Event Payment and the Separation from Service Payment.

(c) If a Participant has elected to receive (or as a result of failing to make a valid election will be paid pursuant to Section 5.02) the Participant’s retirement benefit in an annuity form, then the Participant may change the annuity form selected to any of the other annuity forms permitted under the Plan and/or may change his Beneficiary at any time or from time to time, in either case, prior to the commencement of his retirement benefit, and neither change shall be treated as an Amended Election subject to Section 5.07.

(d) All Payment Elections shall be subject to the following limitations and restrictions:

(i) If the Participant has elected a Specified Event Payment, different forms of payment may be elected depending upon whether the Payment Date occurs on or before a specified time.

(ii) If the Participant has elected the Separation from Service Payment, a different time and form of payment of the Participant’s retirement benefit may be designated depending upon whether (x) the Separation from Service occurs before or after a specified date, (y) the Separation from Service occurs before or after a combination of a specified date and a specified period of service (measured from the Participant’s date of hire until Separation from Service) determined under a predetermined, nondiscretionary, objective formula, or (z) there is a Separation from Service not described in the foregoing clauses (x) or (y).

(iii) No Payment Date may be elected that will result in a payment or commencement of a Participant’s retirement benefit prior to the later to occur of a Participant’s Early Retirement Date or the Participant’s Separation from Service. Any Payment Date elected which, if given effect, would require commencement of a Participant’s retirement benefit prior to the Participant’s Early Retirement Date or Separation from Service shall be treated as an election to be paid or commence the Participant’s retirement benefit on the later to occur of a Participant’s Early Retirement Date or Separation from Service.

(e) Notwithstanding any other provision of this Section 5.07 to the contrary, each Participant in this Plan as of December 31, 2008, may on or before December 31, 2008, make, modify or revoke any election as to the time or form of payment of all or any of his retirement benefit permitted to be made under this Plan, and all such elections in effect at the close of business on December 31, 2008, shall be irrevocable, except as otherwise provided herein.

(f) Each Payment Election or change therein permitted by Section 5.06(c) shall be in writing and filed with the Plan Administrator, and each Payment Election shall specify the form of payment of the retirement benefit the Participant elects and the Payment Date for the payment of such retirement benefit. Any Payment Election, once made, shall be irrevocable, except as provided in Sections 5.06(c) and 5.07.

5.07. Amended Payment Election.

(a) A Participant may make another election (an “Amended Payment Election”) to defer, but not to accelerate, the retirement benefit payable on the Payment Date elected in accordance with Section 5.06 hereof (or in the absence of a valid Payment Election, pursuant to Sections 5.03 and 5.05). Each Amended Payment Election shall be made in accordance with this Section 5.07 and shall cause the payments of the Participant’s retirement benefit to be made (or commence) at a later Payment Date than such payment would have been made in the absence of such Amended Payment Election.

(b) A Participant’s Amended Payment Election to be valid must satisfy the following limitations:

(i) No Amended Payment Election shall take (or be given) effect until twelve (12) months after the date on which such Amended Payment Election is made.

(ii) The Amended Payment Election must provide for a Payment Date that is not less than five (5) years after the date that the payment subject to the Amended Payment Election would otherwise have been made.

(iii) In the case of a Specified Event Payment, no Amended Payment Election may be made if the payment, in the absence of the Amended Payment Election, would have been paid within twelve (12) months from the date of the Amended Payment Election.

(c) Except as set forth herein, a Participant’s Amended Payment Election may provide for payment at any of the time or times or in any of the form or forms as could have been elected in an original Payment Election.

5.08. Special 409A Provisions.

(a) The Plan is intended to be operated in compliance with Section 409A of the Code. If any provision of the Plan is subject to more than one interpretation, then the Plan shall be interpreted in a manner that is consistent with Section 409A of the Code.

(b) Notwithstanding any restriction in the Plan to the contrary, the Committee, in its sole and absolute discretion, may accelerate the time or schedule of a payment under the Plan:

(i) to an individual (other than the Participant) as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code);

(ii) as may be necessary to comply with applicable federal, state, local or foreign ethics or conflicts of interest law; or

(iii) to pay the Federal Insurance Contributions Act tax imposed under Sections 3101, 3121(a) and 3121(v)(2) of the Code, where applicable, on amounts deferred under this Plan (the “FICA Amount”) or to pay the income tax at source on wages imposed under Section 3401 of the Code (or the corresponding withholding provisions of applicable state, local, or foreign tax laws) as a result of the payment of the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding of the Section 3401 wages and taxes (provided that the total payment does not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount).

5.09. Termination of Benefit. If the period of any retirement benefit is measured by the life of an individual, the last payment to such individual shall be the last payment due on, or immediately prior to, the date of the individual’s death. No benefit shall be payable under the Plan with respect to any Participant after such Participant’s death unless specifically provided for in the Plan.

5.10. Withholding. Alleghany shall have the right to deduct from all payments made hereunder any federal, state, local or foreign income or employment taxes required, in the sole judgment of Alleghany, to be withheld with respect to such payments. Notwithstanding any provision of this Plan to the contrary, each Participant, as a condition to the entitlement to any retirement benefits accruing under this Plan shall pay, or have made arrangements satisfactory to Alleghany for the payment of, any employment taxes on retirement benefits accruing under this Plan.

5.11. Automatic Payments. Notwithstanding any Participant’s election pursuant to this Plan as to the time or form of his benefits, the following shall apply:

(a) If any monthly payment that would otherwise be made to any person under the Plan is less than $1,000, then, if the Plan Administrator shall so direct, the aggregate of the amounts which shall be paid to such person in any year shall be paid in quarterly, semiannual or annual installments; and

(b) If the Actuarial Equivalent value of the Participant’s nonforfeitable retirement benefit as of the date of his Separation from Service or the retirement benefit payable to the Participant’s Surviving Spouse as of the date of the Participant’s death, in either case, does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code if paid as a lump sum, then an amount equal to such Actuarial Equivalent value of such retirement benefit shall be paid to the Participant or the Participant’s Spouse in a lump sum in lieu of any retirement benefit to which he or she may be entitled to under this Plan.

ARTICLE VI.

PLAN ADMINISTRATION

6.01. Plan Administrator Records. The Plan Administrator shall keep or cause to be kept all data, records and documents relating to the administration of the Plan.

6.02. Employment of Experts. The Plan Administrator may employ or engage such independent actuaries, accountants, counsel, and other experts or persons as the Plan Administrator may deem necessary in connection with discharging its duties under the Plan.

6.03. Payment of Expenses. All expenses incurred in connection with the administration of the Plan, including, but not limited to, the compensation of any actuary, accountant, counsel, and other experts or persons who shall be employed by the Plan Administrator in connection with the administration of the Plan shall be paid by Alleghany.

6.04. Indemnification of Plan Administrator. Alleghany shall indemnify and hold harmless to the fullest extent permitted by law the Plan Administrator and any Employee of Alleghany to whom Plan responsibilities are delegated by the Plan Administrator from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by Alleghany) incurred by or asserted against the Plan Administrator or such Employee by reason of the occupying or having occupied positions in connection with the Plan, except that no indemnification shall be provided if the Plan Administrator or such Employee personally profited from any act or transaction in respect of which indemnification is sought.

6.05. Binding Action. To the fullest extent permitted by law, all actions taken and decisions made by the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan or in any benefits payable thereunder.

ARTICLE VII.

POWERS AND DUTIES OF PLAN ADMINISTRATOR

7.01. Administration Powers. The Plan Administrator shall have the power to take all action and to make all decisions necessary or proper in order to carry out its duties and responsibilities under the provisions of the Plan, including without limitation, the following:

(a) To make and enforce such rules and regulations as the Plan Administrator shall deem necessary or proper for the efficient administration of the Plan;

(b) To interpret the Plan and its rules and regulations; and

(c) To delegate to one or more persons the authority to administer the Plan, with such duties, powers and authority relative to the administration of the Plan as the Plan Administrator shall determine, and in so doing to limit its own duties and responsibilities to the extent specified in such appointment.

The Plan Administrator shall report to the Committee each year concerning the administration and operation of the Plan.

7.02. Plan Administrator Claims Review Authority and Procedures. Any claim for benefits or other payments under the Plan shall be determined in accordance with the procedure set forth below. A claim for benefits or other payments may be filed by a Participant, the surviving Spouse of a Participant, a Beneficiary of a Participant or the authorized representative of such Participant, Surviving Spouse or Beneficiary (the “claimant”).

(a) Initial Claim Determination. Any claim for benefits or other payments under the Plan shall be made by filing a written statement of such claim with the person or persons designated by the Plan Administrator to process and make initial determinations as to such claims. In the event such claim is denied in whole or in part, such person or persons shall notify the claimant of the denial within 90 days after the date on which the claim was filed. However, if the Plan Administrator determines that special circumstances require an extension of time for deciding the claim, the Plan Administrator shall furnish written notice of the extension to the claimant prior to the expiration of such 90 day period. This notice shall indicate the special circumstances requiring the extension, and the date by which the Plan expects to render the determination on the claim. If an extension is taken, and if the claim is denied in whole or in part, the person or persons who processed and denied the claim shall notify the claimant of the denial within 180 days after the date on which the claim was filed.

(b) Initial Notification of Claim Denial. Any notification of a whole or partial denial of a claim shall be in writing. Such notification shall set forth, in a manner calculated to be understood by the claimant:

(i) the specific reason or reasons for the denial;

(ii) reference to the specific provisions of the Plan on which the denial was based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) an explanation of the review procedure under subsection (c), including a description of the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination of the claim on review.

(c) Review Procedure. A claimant whose claim is denied in whole or in part under subsection (a) shall be entitled to have such denial reviewed by the Plan Administrator, by filing a written request for such review with the Plan Administrator within 60 days after its receipt of the notification of the claim denial under subsection (b). The claimant may request and shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information which is relevant to the claim, and which is in the possession of the Plan Administrator or Alleghany. The claimant may provide comments, documents, records and other information relating to the claim to the Plan Administrator to consider when reviewing the claim. Upon receipt of a request for a review of a denied claim, the Plan Administrator shall make a full and fair review of the claim. Such review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether the same was submitted or considered in the initial claim determination.

(d) Decision on Review. The Plan Administrator shall make a decision with respect to such claim, and shall notify the claimant of its decision, within 60 days after its receipt of the claimant’s written request for review. However, if the Plan Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time for deciding the claim, the Plan Administrator shall provide a written notice of the extension to the claimant prior to the expiration of such 60 day period. This notice shall indicate the special circumstances requiring the extension, and the date by which the Plan expects to render the determination on review. If an extension is taken, the Plan Administrator shall notify the claimant of its decision on the claim within 120 days after the date on which the request to review the denial of the claim was filed. However, if the Plan Administrator determines that an extension is needed because the claimant must submit additional information in order for the Plan Administrator to make its determination on the claim, and the Plan Administrator requests such additional information from the claimant in the notification of extension, then the 120 day period for making the determination on review shall be tolled for the period which starts on the date on which such notification is sent to the claimant, and which ends on the date on which the claimant provides such additional information to the Plan Administrator.

(e) Notification of Decision on Review. The notification of the Plan Administrator’s decision on review shall be in writing. If the claim is denied, the notification shall set forth, in a manner calculated to be understood by the claimant:

(i) the specific reason or reasons for the claim denial;

(ii) reference to the specific Plan provisions on which the claim denial was based;

(iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which is relevant to the claim, and which is in the possession of the Plan Administrator or Alleghany; and

(iv) a statement of the claimant’s right to bring an action with respect to the matter raised in the claim under Section 502(a) of ERISA.

The Plan Administrator shall provide the claimant with reasonable access to, and copies of, any documents, records and other information which the claimant is entitled to receive, as indicated in the notification.

7.03. Conflicts of Interest. The Plan Administrator shall not participate in the resolution of any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit payable to him. In cases involving the disqualification under this Section 7.03 of the Plan Administrator, the questions at issue shall be certified to the Compensation Committee of the Board for resolution.

ARTICLE VIII.

LIMITATION OF RIGHTS AND OBLIGATIONS

8.01. Plan is Voluntary. Although it is the intention of Alleghany that the Plan shall be continued, the Plan is entirely voluntary on the part of Alleghany and the Plan’s continuance is not a contractual obligation of Alleghany. Notwithstanding any termination of the Plan by Alleghany, Alleghany agrees as a contractual obligation with the Participants to pay all amounts as shall be necessary to provide the retirement benefits accrued by them under the Plan as of the date of any such termination of the Plan.

8.02. Creation of Certain Employment Rights. The Plan shall be deemed to constitute a contract between Alleghany and each Participant and is consideration or inducement for the employment of the Participant by Alleghany. Notwithstanding the foregoing, nothing contained in the Plan shall be deemed (a) to give any person the right to be retained in the service of Alleghany or to be continued as an officer of Alleghany or (b) to interfere with the right of Alleghany to discharge any person at any time without regard to the effect which such discharge shall have upon his rights or potential rights, if any, under the Plan.

8.03. Distributions Only from Alleghany. Each Participant and any other person who shall claim any retirement benefit or other rights under the Plan shall be entitled to look only to Alleghany for any payment or benefit, and no member of the Board, officer or employee of Alleghany shall be liable in any manner if Alleghany shall fail to meet its obligations hereunder. Each Participant shall be only an unsecured general creditor of Alleghany with respect to the retirement benefits to which he is entitled under this Plan.

ARTICLE IX.

AMENDMENT AND TERMINATION

9.01. Amendment. The Plan may be amended, whether prospectively or retroactively, in whole or in part, at any time, or from time to time, whether upon termination or otherwise, as to any or all of its provisions, by, or pursuant to authorization contained in, a resolution adopted by the Board; provided, however, that no amendment may reduce the accrued benefit of any Participant (calculated as if the Plan then terminated).

9.02. Termination. The Board may at any time terminate the Plan, in whole or part.

9.03. Payment of Benefits upon Termination. Upon termination of the Plan, benefits may be paid directly by Alleghany or by means of insurance and/or annuity contracts purchased from one or more insurance companies either (a) by payment of the benefits when and as called for under the Plan until such time as all benefits are paid, or (b) by distribution of the Actuarial Equivalent of the accrued retirement benefits of each Participant, in cash in one lump sum or (c) by the purchase of annuity contracts of such type as the Board shall determine; provided, however, that no payment shall be made in a form or at a time which shall violate Section 409A of the Code. For this and all other purposes of the Plan, the accrued benefit of any Participant shall equal the retirement benefit (or the lump sum Actuarial Equivalent thereof) the Participant would have been entitled to receive at the time of reference if his Termination of Employment were the date of the Plan termination or the time of reference, as the case may be, and the Participant’s retirement benefits were payable as of the date, and in the form, then elected by the Participant pursuant to Section 5.07 or as otherwise provided in the Plan.

ARTICLE X.

LIMITATION ON ASSIGNMENT

10.01. Spendthrift Provision. In order that the benefits hereunder shall be fully protected against claims of all sorts, direct or otherwise, none of the benefits provided hereunder to any person shall be assignable or transferable voluntarily, nor shall they be subject to the claims of any beneficiary or creditor whatsoever, nor subject to attachment, garnishment or other legal process by any creditor or to the jurisdiction of any bankruptcy court or any insolvency proceedings by operation of law, or otherwise. No person shall have any right to alienate, anticipate, pledge, sell, transfer, assign, commute, or encumber any of such benefits voluntarily or involuntarily.

10.02. Incompetence of Participant or Beneficiary. If the Plan Administrator receives evidence satisfactory to him that a person entitled to receive any payment under the Plan is legally incompetent to receive such payment and to give valid release therefor, such payment may be made to the guardian, committee, or other representative of such person duly appointed by a court of competent jurisdiction. If a person or institution other than a guardian, committee, or other representative of such person who has been duly appointed by a court of competent jurisdiction is then maintaining or has custody of such incompetent person, the payment may be made to such other person or institution and the release of such other person or institution shall be valid and complete discharge for the payment.

ARTICLE XI.

MISCELLANEOUS

11.01. Governing Laws. This Plan and all provisions thereof shall be construed and administered according to the laws of the State of New York without giving effect to the principle of conflicts of law thereof.

11.02. Name. The name of this Plan is the “Alleghany Corporation Retirement Plan.”

11.03. Titles and Heading not to Control. The titles to the Articles and the headings of Sections in the Plan are placed herein for convenience of reference only, and in case of any conflict, the text of this instrument, rather that such titles or headings, shall control.

11.04. Gender and Person. The masculine pronoun shall include the feminine, the feminine pronoun shall include the masculine and the singular shall include the plural wherever the context so requires.

11.05. Alleghany Capital Partners LLC. The Board may designate officers of Alleghany Capital Partners LLC (“ACP”) to participate in the Plan and accrue retirement benefits hereunder as if each such designated officer were an officer of Alleghany (each an “ACP Participant”). During the period such ACP Participant is an officer of ACP, such ACP Participant shall be treated as employed by, and an officer of, Alleghany for purposes of applying the provisions of the Plan relating to participation, vesting and the entitlement to, and amount of, retirement benefit.

ALLEGHANY CORPORATION RETIREMENT PLAN

EXHIBIT I

Pre-Effective Date Years of Service

Name	Years of Service at 12/31/88
Sismondo, Peter	1.0

EXHIBIT II

Special Grants of Additional Years of Service

Name	Additional Years of Service
Hart, Robert M.	5

EXHIBIT III

Robert Hart

Retirement Age	Accumulation of Secular Lump Sum Payment
65	6,808,644
66	7,050,350
67	7,300,638
68	7,559,810
69	7,828,183
70	8,106,084
71	8,393,850
72	8,691,832
73	9,000,393
74	9,319,906
75	9,650,763

EXHIBIT III (con’t)

Peter Sismondo

Retirement Age	Accumulation of Secular Annuity Payments	Ongoing Single Life Secular Annuity Payments	Ongoing Single Life Tax-Qualified Annuity Payments	Accumulation of Tax-Qualified Annuity Payments
55	0	140,252	1,473.44	0
56	143,397	140,252	1,536.59	0
57	292,731	140,252	1,599.74	0
58	448,248	140,252	1,662.89	0
59	610,203	140,252	1,726.03	0
60	778,862	140,252	1,789.18	0
61	954,505	140,252	1,852.33	0
62	1,137,418	140,252	1,915.48	0
63	1,327,905	140,252	1,978.62	0
64	1,526,278	140,252	2,041.77	0
65	1,732,863	140,252	2,104.92	0
66	1,948,001	140,252	2,104.92	2,152
67	2,172,045	140,252	2,104.92	4,393
68	2,405,365	140,252	2,104.92	6,727
69	2,648,345	140,252	2,104.92	9,158

Retirement Age	Accumulation of Secular Annuity Payments	Ongoing Single Life Secular Annuity Payments	Ongoing Single Life Tax-Qualified Annuity Payments	Accumulation of Tax-Qualified Annuity Payments
70	2,901,384	140,252	2,104.92	11,689
71	3,164,898	140,252	2,104.92	14,325
72	3,439,322	140,252	2,104.92	17,070
73	3,725,108	140,252	2,104.92	19,929
74	4,022,724	140,252	2,104.92	22,907
75	4,332,663	140,252	2,104.92	26,007

Note: In applying the reduction in Section 4.02, the amounts shown above in this Exhibit III: (i) as “Accumulations of Secular Annuity Payments” and “Accumulation of Tax-Qualified Annuity Payments” are converted from a lump sum to the form provided in Article IV on an Actuarial Equivalent basis, and (ii) as “Annuity Payments” are converted from an annual amount payable monthly of the annuity form so specified to the form provided in Article IV on an Actuarial Equivalent basis. In each case, such Actuarial Equivalent basis shall be determined as of the date the Participant’s retirement benefits commence, and if the date the Participant’s retirement benefits commence is other than the first day of the month coinciding with or next following the retirement age indicated, the amount utilized will be based upon the amounts shown above interpolated for completed months between the retirement ages indicated and the date such retirement benefits commence.